CERTIFICATE OF DESIGNATION

                               IN RESPECT OF

                         SERIES A PREFERRED STOCK

                                    OF

                  NATIONAL HEALTH AND SAFETY CORPORATION

                      ______________________________

             Pursuant to Sections 16-10a-602 and 1008 of the
           Revised Business Corporation Act of the State of Utah
                      ______________________________

          The undersigned, being Chief Executive Officer of National Health and Safety Corporation (the "CORPORATION"), a corporation organized and existing under the Revised Business Corporation Act of the State of Utah, hereby certifies that, pursuant to the Debtors' confirmed Fourth Amended Joint Plan of Reorganization, as amended, dated August 21, 2000 (the "PLAN") and Sections 16-10a-602 and 1008 of the Revised Business Corporation Act of the State of Utah, the Corporation is establishing Series A Preferred Stock as described in the resolution below:

          RESOLVED, that, pursuant to the Plan and Sections 16-10a-602 and 1008 of the Revised Business Corporation Act of the State of Utah, the Corporation hereby establishes a series of Preferred Stock, par value $.001 per share, of the Corporation and fixes the number of shares of such series and the powers, designations, preferences and relative, participating, optional or other rights of such series, and the qualifications, limitations or restrictions thereof as follows:

          The first series of Preferred Stock, par value $.001 per share, of the Corporation shall be, and hereby is, designated "Series A Preferred Stock" (the "SERIES A PREFERRED STOCK"), and the number of shares constituting such series shall be 4,000,000. The relative rights and preferences of the Series A Preferred Stock shall be as follows:

               THE TERMS USED HEREIN SHALL HAVE THE SAME MEANING AS SET FORTH IN THE PLAN UNLESS OTHERWISE DEFINED HEREIN.



SECTION A. DIVIDENDS OR REDEMPTION REGARDING OTHER CLASSES OR SERIES.

     No redemption of or payment of dividends to Common Stock, Series B Preferred Stock or any other class or series of stock ranking junior to the Series A Preferred Stock shall occur as to dividends or assets, except to the extent that sufficient stockholders' equity exists to fully redeem all shares of Series A Preferred Stock issued and outstanding including any declared and unpaid dividends on Series A Preferred Stock, prior to the redemption or dividend payment, as of the dates of declaration and payment of such dividend or redemption on Common Stock, Series B Preferred Stock, or other junior stock.

SECTION B.     REDEMPTION OF  SERIES A PREFERRED STOCK.

     Subject to restrictions imposed herein and by Utah law, the Corporation may, at its option, redeem the shares of the Series A Preferred Stock in whole or in part, at any time, in exchange for the payment of the Series A Liquidation Preference. Redemption shall be accomplished using the procedures set forth below:

     (1) NOTICE PROCEDURE. The Corporation shall give notice to the holder of record (the "HOLDER") by certified mail, return receipt requested, at least 60 days in advance of the date set forth in such notice as the date on which such redemption is to be effected. The shares shall be redeemed upon payment by the Corporation to the Holder of the Series A Liquidation Preference, together with the amount of any dividends declared and unpaid thereon, as of the redemption date. The Corporation shall be required to redeem pro rata, based on the number of shares of Series A Preferred Stock held by Holder in relation to the number of shares of Series A Preferred Stock issued and outstanding as of the record date for redemption, at any time it elects to redeem the Series A Preferred Stock in part. Any redemptions hereunder shall be subject to restrictions imposed by Utah law regarding the circumstances under which such a redemption may be effected.

     (2) PAYMENT PROCEDURES. To facilitate the redemption of any shares of Series A Preferred Stock, as provided in this Section B, the Board of Directors shall be authorized to cause the transfer books of the Corporation to be closed not more than 60 days prior to the designated redemption date. Any notice mailed by the Corporation shall contain the information required by Utah law and shall be mailed to the Holder at its address, certified mail, return receipt requested, as the same shall appear on the books of the Corporation. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the redemption shall be made pro rata as set forth in Section B.(1) hereof, but to the extent and in such a manner so as to minimize the number of fractional shares of Series A Preferred Stock which remain outstanding as a result of such redemption. From and after the date fixed in any notice from the Corporation as the date of redemption, and after all amounts necessary to effect such redemption have been set aside for such purpose, all rights of the Holder thereof as a shareholder of the Corporation with respect to the shares redeemed, except the right to receive the redemption price and any declared and unpaid dividends, shall cease and terminate.

     (3) DELIVERY OF CERTIFICATES. The Holder shall be entitled to receive the redemption price plus any declared and unpaid dividends upon actual delivery to the Corporation or to such other entity as may be designated by the notice referred to in Subsection (2) of this Section B of certificates for the number of shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. Series A Preferred Stock redeemed pursuant to the provisions of this Section may, in the sole discretion of the Board of Directors, be held in the treasury of the Corporation or retired and canceled and given the status of authorized and unissued Series A Preferred Stock.

     (4) SINKING FUND. The Series A Preferred Shares are not mandatorily redeemable by the Corporation and shall not have the benefit of any sinking fund for the redemption or purchase of such shares. The Series A Preferred Shares are not redeemable at the option of the Holder.

SECTION C. PRIORITY OF THE SERIES A PREFERRED STOCK IN THE EVENT OF
DISSOLUTION.

     The Series A Preferred Stock shall have preference over the Series B Preferred Stock, the Common Stock and any class or series of stock ranking junior to the Series A Preferred Stock as to the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation and, in that event, subject to the provisions of applicable law, the Series A Holder shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, $1.00 per share of Series A Preferred Stock (the "SERIES A LIQUIDATION PREFERENCE"). Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full on any other securities which are senior as to distribution of assets to the Series A Preferred Stock, and after payment shall have been made in full on the Series A Preferred Stock, as provided in this Section, but not prior thereto, the holders of all the remaining capital stock including Series B Preferred Stock, Common Stock or any other series or class of stock ranking junior to the Series A Preferred Stock as to distribution of assets shall, subject to the respective terms and provisions of the Articles of Incorporation of the Corporation, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Series A Holder shall not be entitled to share therein. The merger or consolidation of the Corporation with another corporation and/or the sale, lease, pledge or mortgage of all or substantially all of the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for the purpose of this Section.

SECTION D. RIGHTS OF CONVERSION INTO SHARES OF COMMON STOCK OF THE
CORPORATION.

     (1) GENERAL. Subject to the terms hereof, any share or shares of Series A Preferred Stock may be converted, provided that such shares have not been redeemed, beginning sixty (60) days from date of issue at the option of the Series A Holder into fully paid and nonassessable shares of Common Stock as set forth herein.

     (2)  ISSUANCE TO INITIAL HOLDERS IN SUBSERIES; RIGHT TO CONVERT.

          (a)  SUBSERIES.

               (i) The Plan provides that Each Holder who receives Series A Preferred Stock upon the initial issue of Series A Preferred Stock pursuant to the Plan (an "Initial Holder") may convert shares of Series A Preferred Stock which they hold, at a maximum rate of 20,000 shares per month. To accomplish this, each Initial Holder shall receive their Series A Preferred Stock in several Subseries, each of 20,000 shares per Initial Holder. Each Subseries (of 20,000 shares per Initial Holder) of Series A Preferred Stock issued to each Initial Holder shall be numbered consecutively beginning with Subseries 1. Subseries 1 shall become convertible pursuant to this Section D beginning 60 days after issuance of the Stock. Subseries 2 shall become convertible pursuant to this Section D beginning on the first day of the month next succeeding 29 days after the date on which Subseries 1 first becomes convertible. Subseries 3 shall become convertible pursuant to this Section D beginning on the first day of the month immediately following the month in which Subseries 2 first becomes convertible. Thereafter, each succeeding Subseries of Series A Preferred Stock shall become convertible on the first day of the month immediately following the month in which the preceding Subseries became convertible, until all shares of Series A Preferred Stock have become convertible.

               (ii) By way of example to illustrate the preceding paragraph, assume that, on January 22, 2001, Initial Shareholder X receives 100,000 shares of Series A Preferred Stock, Initial Shareholder Y receives 50,000 such shares and Initial Shareholder Z receives 1,500 shares. Initial Shareholders X and Y would each receive 20,000 shares of Subseries 1, Series A Preferred Stock, and Initial Shareholder Z would receive 1,500 such shares. In that case, and assuming none of the Series A shares are sold or redeemed, on March 23, 2001, all of the Subseries 1, Series A Preferred Stock will become convertible beginning 60 days thereafter, on March 23, 2001.
     On that date, Initial Shareholder X will have 20,000 convertible and 80,000 non-convertible Series A Preferred Shares, Initial Shareholder Y will have 20,000 convertible and 30,000 non-convertible Series A Preferred Shares, and Initial Shareholder Z will have 1,500 convertible and 0 non-convertible shares. (y) On May 1, 2001, all of the Subseries 2, Series A Preferred Stock will become convertible. On that date, Initial Shareholder X will have 40,000 convertible and 60,000 non-convertible Series A Preferred Shares, and Initial Shareholder Y will have 40,000 convertible and 10,000 non-convertible Series A Preferred Shares. Thereafter, each succeeding Subseries shall become convertible serially on the first day of each succeeding month until all Series A Preferred Stock become convertible. So many Subseries of Series A Preferred Stock will be issued as are required to make all Series A Preferred Stock owned by the Initial Shareholder holding the largest number of Series A Preferred Stock convertible at the rate of 20,000 shares per month, as described in this subsection.

               (iii) All share certificates for each Subseries of Series A Preferred Stock will bear a legend stating the Subseries which that certificate represents and the date on which the shares represented by that Certificate first become convertible.

               (iv) The rights and preferences of all Subseries of Series A Preferred Stock, will be identical in all respects other than the conversion feature described in this subsection.

          (b) RIGHT TO CONVERT. Each share of each Series of Series A Preferred Stock shall be convertible, at the option of the holder thereof, according the provisions of subsection D.(2)(a), at the office of the corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable "ORIGINAL ISSUE PRICE" of one share of Series A Preferred Stock by the conversion price at the time in effect for a share of Series A Preferred Stock. The Original Issue Price per share of Series A Preferred Stock is $1.00. The Conversion price per share of Series A Preferred Stock initially shall be $0.20, subject to adjustment from time to time as provided below.

          (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then applicable Conversion Price of the Series A Preferred Stock. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section D.(2)(b), such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such
surrender of the shares of Series A Preferred Stock to be converted.   The
corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

          (d) STATUS OF CONVERTED STOCK. In the event any shares of Series A Preferred Stock shall be converted pursuant to this Section D, the shares so converted shall be canceled and shall not be reissued by the corporation.

          (e) ADJUSTMENT OF CONVERSION PRICE OF SERIES A PREFERRED STOCK. The Conversion Price of Series A Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) ADJUSTMENTS FOR SUBDIVISIONS OR COMBINATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of each share of Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of each share of Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (ii) ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. In the event the corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the corporation not made on a pro rata basis) payable in property or in securities of the corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section D, then and in each such event the holders of Series A Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event.

               (iii) ADJUSTMENTS FOR REORGANIZATIONS, RECLASSIFICATIONS OR SIMILAR EVENTS. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such shares of Series A Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.

               (iv) ADJUSTMENTS FOR DILUTING ISSUES. In addition to the adjustment of the Conversion Prices provided above, the Conversion Price of the Series A Preferred Stock shall be subject to further adjustment from time to time as follows:

                    1) SPECIAL DEFINITIONS.

                         a) "Options" shall mean rights, options or
               warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                         b) "Business Day" " shall mean any day other than a Saturday, a Sunday, or other day on which banking institutions in the City of Dallas, Texas or New York, New York shall be permitted or required by law or executive order to be closed.

                         c) "Original Issue Date" shall mean the date on
               which the first share of Series A Preferred Stock was first issued.

                         d) "Convertible Securities" shall mean securities
               convertible into or exchangeable for Common Stock, either directly or indirectly.

                         e) "Fair Market Value" means, for a particular
               day:

                              I) If shares of Common Stock are listed or
                    admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, then the average of the last reported sales price, regular way, on the composite tape of that exchange on the last fifteen Business Days before the date in question or, if no such sale takes place on that Business Day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to unlisted trading privileges on that securities exchange; or

                              II) If shares of Common Stock are not listed
                    or admitted to unlisted trading privileges as provided in paragraph D.(2)(e)(iv)1)e)I) above, and sales prices for shares of Stock of the same class in the over-the-counter market are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. ("NASDAQ") National Market System (or such other system then in use) at the date of determining the Fair Market Value, then the average of the last reported sales price so reported on the last fifteen Business Days before the date in question or, if no such sale takes place on that Business Day, the average of the high bid and low asked prices so reported; or

                              III) If shares of Common Stock are not listed
                    or admitted to unlisted trading privileges as provided in paragraph D.(2)(e)(iv)1)e)I) above, and sales prices for shares of Stock of the same class are not reported by the NASDAQ National Market System (or a similar system then in use) as provided in paragraph D.(2)(e)(iv)1)e)II) above, and if bid and asked prices for shares of Common Stock in the over-the-counter market are reported by NASDAQ (or, if not so reported, by the National Quotation Bureau Incorporated) at the date of determining the Fair Market Value, then the average of the high bid and low asked prices on the last Business Day before the date in question; or

                              IV) If shares of Common Stock are not listed
                    or admitted to unlisted trading privileges as provided in paragraph D.(2)(e)(iv)1)e)I) above, and sales prices or bid and asked prices therefor are not reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in paragraphs D.(2)(e)(iv)1)e)II) or D.(2)(e)(iv)1)e)III) above at the date of determining the Fair Market Value, then the value determined in good faith by the Board, which determination shall be conclusive for all purposes; or

                              V) If shares of Common Stock are listed or
                    admitted to unlisted trading privileges as provided in paragraph D.(2)(e)(iv)1)e)I) above or sales prices or bid and asked prices therefor are reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in paragraphs D.(2)(e)(iv)1)e)II) or D.(2)(e)(iv)1)e)III) above at the date of determining the Fair Market Value, but the volume of trading is so low that the Board determines in good faith that such prices are not indicative of the fair value of the Stock, then the value determined in good faith by the Board, which determination shall be conclusive for all purposes notwithstanding the provisions of paragraphs D.(2)(e)(iv)1)e)I), D.(2)(e)(iv)1)e)II) or
                    D.(2)(e)(iv)1)e)III).

                         f) "Additional Shares of Common Stock" shall mean
               all shares of Common Stock issued (or, pursuant to Section D.(2)(e)(iv)3) deemed to be issued) by the corporation after the Original Issue Date OTHER THAN shares of Common Stock issued (or, pursuant to Section D.(2)(e)(iv)3) deemed to be issued):

                              I) upon conversion of shares of Series A
                    Preferred Stock or Series B Preferred Stock; or

                              II) as a dividend or other distribution in
                    connection with which an adjustment to the Conversion Price is made pursuant to Section D.(2)(e)(i), D.(2)(e)(ii) or D.(2)(e)(iii);

                              III) in an acquisition of another corporation
                    by this corporation by merger, purchase of all or substantially all of the assets or other reorganization that is approved by two-thirds of the board of directors;

                              IV) pursuant to any Options outstanding as of
                    the Original Issue Date (including those Options issued to claimaints and interest holders pursuant to the
                    Plan); and

                              V) to equipment lessors, banks, financial
                    institutions or similar entities in a transaction approved by vote of two-thirds of the members of the Board of Directors of the Corporation, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation.

                    2) No Adjustment of Conversion Price.

                         a) No adjustment in the Conversion Price shall be
               made pursuant to Section D.(2)(e)(iv)4) below, unless the consideration per share for an Additional Share of Common Stock issued (or, pursuant to Section D.(2)(e)(iv)4), deemed to be issued) by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue, and provided that any such adjustment shall not have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price existing immediately prior to such adjustment.

                         b) No adjustment in the Conversion Price shall be
               made pursuant to Section D.(2)(e)(iv)4) below, unless the adjustment would result in a decrease of at least one percent (1%) in the Conversion price per share, provided that all adjustments which do not meet this minimum requirement shall be cumulated and the adjustment will be made when the cumulated total is sufficient to require an adjustment.

                    3) DEEMED ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. Except as otherwise provided in Section D.(2)(e)(iv)1) or D.(2)(e)(iv)2), in the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                         a) no further adjustment in the Conversion Price
               shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         b) if such Options or Convertible Securities by
               their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease;

                         c) upon the expiration of any such Options or any
               rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                              I) in the case of Convertible Securities or
                    Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefore was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and

                              II) in the case of Options for Convertible
                    Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                         d) no readjustment pursuant to Section
               D.(2)(e)(iv)3)b) or D.(2)(e)(iv)3)c) above shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price existing immediately prior to the original adjustment with respect to the issuance of such Options or Convertible Securities, as adjusted for any Additional Shares of Common Stock issued (or, pursuant to Section D.(2)(e)(iv)3), deemed to be issued) between such original adjustment date and such readjustment date;

                         e) in the case of any Options which expire by
               their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options; and

                         f) in the case of any Option or Convertible
               Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.

                    4) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. Subject to the limitation set forth in Section D.(2)(e)(iv)2), above if Additional Shares of Common Stock are issued (or, pursuant to SectionD.(2)(e)(iv)3), deemed to be issued) without consideration or for a consideration per share (computed on an as-converted to Common Stock basis) less than the Fair Market Value on the Business Day immediately preceding such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (rounded to the nearest cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Fair Market Value on the Business Day immediately preceding such issue, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purposes of this Section D.(2)(e)(iv)4), all shares of Common Stock issuable upon exercise of outstanding Options, upon conversion of outstanding Convertible Securities and upon conversion of Convertible Securities following exercise of outstanding options therefore, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section D.(2)(e)(iv)3), such Additional Shares of Common Stock shall be deemed to be outstanding.

                    5) DETERMINATION OF CONSIDERATION. For purposes of this Section D.(2)(e)(iv), the consideration received by the corporation for any Additional Shares of Common Stock issued (or, pursuant to Section D.(2)(e)(iv)3), deemed to be issued) shall be computed as follows:

                    6) CASH AND PROPERTY. Such consideration shall:

                         a) insofar as it consists of cash, be computed at
               the aggregate amount of cash received by the corporation after deducting any commissions paid by the corporation with respect to such issuance, but without deduction of any expenses payable by the corporation;

                         b) insofar as it consists of property other than
               cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the board of directors of the corporation; and

                         c) if Additional Shares of Common Stock are issued
               (or, pursuant to Section D.(2)(e)(iv)3), deemed to be issued) together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the board of directors of the corporation.

                    7) OPTIONS AND CONVERTIBLE SECURITIES. The consideration received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section D.(2)(e)(iv)3), relating to Options and Convertible Securities, shall be the sum of (x) the total amount, if any, received or receivable by the corporation as consideration for the issue of such options or Convertible Securities, plus (y) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

          (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section D, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnished to each holder of Series A Preferred Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Series A Preferred Stock.

          (g) NO IMPAIRMENT. The corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section D and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment. This provision shall not restrict the corporation's right to amend its Articles of Incorporation with the requisite shareholder consent.

          (h) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each Holder of Series A Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

     (5) CANCELLATION. Series A Preferred Stock converted into Common Stock shall be retired and canceled by the Corporation and given the status of authorized and unissued Series A Preferred Stock.

     (6) RESERVATION OF SHARES. The Corporation shall, at all times during which shares of Series A Preferred Stock may be converted into Common Stock, reserve and keep available, out of any Common Stock held as treasury stock or out of its authorized and unissued Common Stock, or both, solely for the purpose of delivery upon conversion of the shares of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding and shall take such action as may from time to time be necessary to ensure that such shares of Common Stock will, when issued upon conversion of Series A Preferred Stock, be fully paid and nonassessable.

     (8) STATEMENT TO TRANSFER AGENT. Whenever the Series A Conversion Rate for shares of Series A Preferred Stock shall be adjusted pursuant to the provisions of Section D.(6) hereof, the Corporation shall forthwith maintain at its office and, if applicable, file with the Transfer Agent for shares of Series A Preferred Stock and for shares of Common Stock and shall cause to be mailed to the Holders of Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such Transfer Agent, a statement signed by the President or a Vice President of the Corporation and by its Treasurer or an Assistant Treasurer, stating the adjusted Series A Conversion Rate and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and stating the facts on which the calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.



SECTION E.FRACTIONAL SHARES.

     No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of shares of
Series A Preferred Stock.    If any fraction of a Share would be issuable
on conversion, the said fractional interest shall be rounded to the nearest whole share.



SECTION F. VOTING RIGHTS OF SERIES A PREFERRED STOCK.

     Except as otherwise provided herein or by law, the Holders of the Series A Preferred Stock shall have full voting rights and powers, shall be entitled to vote on all matters as to which holders of the Common Stock shall be entitled to vote, shall vote together with the holders of Common Stock and Series B Preferred Stock as a single class, and shall be entitled to one vote for each share of Common Stock which would be held by them if all of their shares of Series A Preferred Stock were to be converted into shares of Common Stock.



SECTION G. DIVIDENDS

     Holders of Series A Preferred Stock shall be entitled to dividends only if, as, and when declared on the Series A Preferred Stock by the Corporation's board of directors.



     IN TESTIMONY WHEREOF, National Health and Safety Corporation has caused this Statement to be signed under its corporate seal by its Chief Executive officer on January 17, 2001.

                              NATIONAL HEALTH AND SAFETY CORPORATION





                              By:       /S/ EUGENE ROTHCHILD


                                   Eugene Rothchild, President



SERIES A PREFERRED STOCK                                             Page 1